UNITED STATES
       SECURITIES AND EXCHANGE COMMISSION
       WASHINGTON, D.C.  20549

       FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.


       Commission File Numbers... 333-390062 and 333-390062-01


       Spiegel Credit Corporation III
       Spiegel Master Trust
(Exact name of co-registrants as specified in their charter)


       400 West 9th Street, Suite 101B,
       Wilmington, Delaware  19801
       (302)429-7609
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


       Class A Series 2000-A Floating Rate Asset-Backed Notes
(Title of each class of securities covered by this Form)

       None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)  [ ]     Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(I)  [ ]
       Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(1)(i)  [ ]
                                    Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice date:  30


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Pursuant to the requirements of the Securities Exchange Act of 1934
Spiegel Credit Corporation III and Spiegel Master Trust have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.


                               SPIEGEL CREDIT CORPORATION III


Dated:  January 30, 2001       By:    /s/ John R. Steele
                               Name:  John R. Steele
                               Title: Treasurer and Director



                               SPIEGEL MASTER TRUST

                               By:    Spiegel Credit Corporation III,
                                      as originator of
                                      Spiegel Master Trust

Dated:  January 30, 2001       By:    /s/ John R. Steele
                               Name:  John R. Steele
                               Title: Treasurer and Director